UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ACADIA HEALTHCARE COMPANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6100 TOWER CIRCLE, SUITE 1000

FRANKLIN, TENNESSEE 37067

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 3, 2016

This supplement revises the Definitive Proxy Statement, dated February 5, 2016, previously furnished to stockholders of Acadia Healthcare Company, Inc. in connection with the Special Meeting of Stockholders to be held on March 3, 2016. Unless the context otherwise requires, references herein to “Acadia”, “we”, “us”, “our” or the “Company” refer to Acadia Healthcare Company, Inc., a Delaware corporation.

The purpose of this supplement is to revise Proposal 1 – the proposal to amend the Company’s Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of common stock of the Company – by reducing the size of that proposed increase from 160,000,000 shares to 90,000,000 shares.

The Company is making these revisions to conform to guidelines established by proxy advisory firms. Because many stockholders follow recommendations of certain proxy advisory firms as a matter of policy or choice, we are issuing this supplement and the revised amendment to the Company’s Amended and Restated Certificate of Incorporation, and submitting the revised amendment for approval by stockholders.

Proposal 1

The first full paragraph of Proposal 1 under the heading “Description of the Proposed Amendment,” as set forth on page 3 of the Definitive Proxy Statement, is revised in its entirety to read as follows (with additions indicated with italicized text and deletions indicated by strike-through text):

Effective January 21, 2016, the Company’s Board of Directors unanimously approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Amendment”), subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance from 90,000,000 shares to 250,000,000 shares. The Company subsequently determined to reduce the size of that proposed increase from 160,000,000 shares to 90,000,000 shares, resulting in a total number of authorized shares of Common Stock of 180,000,000. The Amendment will not change the number of shares of Preferred Stock that are authorized, and the total authorized shares of capital stock will be increased from 100,000,000 shares to 190,000,000 ~~260,000,000~~ shares. The full text of the proposed Amendment is set out in Appendix A to this Proxy Statement.

Appendix A

As a result of the Proposal 1 amendment, we are replacing the Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation that was set forth as Appendix A to the Definitive Proxy Statement with the following Appendix A (with additions indicated with italicized text and deletions indicated by strike-through text):

APPENDIX A

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACADIA HEALTHCARE COMPANY, INC.

ACADIA HEALTHCARE COMPANY, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is Acadia Healthcare Company, Inc.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 28, 2011.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Part A of ARTICLE FOUR of the Amended and Restated Certificate of Incorporation so that, as amended, it shall be and read in its entirety as follows:

“PART A. AUTHORIZED SHARES

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 190,000,000 ~~260,000,000~~ shares, consisting of:

1. 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”); and

2. 180,000,000 ~~250,000,000~~ shares of Common Stock, par value $0.01 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.”

FOURTH: The above amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted and approved at a special meeting of the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused certificate to be signed on this 3rd day of March, 2016.

ACADIA HEALTHCARE COMPANY, INC.

By:
Name:	Christopher L. Howard
Title:	Executive Vice President, General Counsel and Secretary

CONCLUSION

This supplement should be read in conjunction with the Company’s Definitive Proxy Statement filed on February 5, 2016, which remains unchanged in all respects except for the revisions set forth in this supplement. To the extent that information in this supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this supplement controls.

If you have already voted your shares and do not wish to change your vote on Proposal 1, no further action is necessary. You do not need to submit a new proxy card unless you wish to change your vote on Proposal 1. All validly executed proxy cards or votes cast via the Internet or telephone at any time (either prior to or after the date hereof) indicating a vote for or against Proposal 1 will be deemed to constitute a vote for or against approval of Proposal 1 as revised and described in this Supplement. If you have already voted your shares and you wish to change your vote on any matter, you may revoke your proxy before it is voted at the special meeting by: 1) providing written notice of the revocation to Christopher L. Howard, Esq., Executive Vice President, General Counsel and Secretary, at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, 2) casting a new vote via the Internet, telephone or mail, following the instructions in the proxy card, or 3) if you are a holder of record, attending the special meeting and voting in person. If you have any questions on how to vote your shares, please call our General Counsel and Secretary at (615) 861-6000.

The date of this supplement to the Proxy Statement is February 19, 2016.